September 22, 1995






Mr. Robert Hinsdale
Sand Creek Telephone Company
6525 Sand Creek Highway
P.O. Box 66
Sand Creek, MI  49279-0066

          Re:  Consent to Naming of Counsel in Registration Statement

Dear Mr. Hinsdale:

     In connection with the registration of the common stock of Sand Creek Communications Company with the Securities and Exchange Commission, Loomis, Ewert, Parsley, Davis & Gotting, P.C., hereby consent to the naming in the Registration Statement of the firm as having passed upon certain legal matters, including the legality of the Sand Creek Communications Company Common Stock to be issued in connection with the proposed share exchange.

                                   Very truly yours,

                                   LOOMIS, EWERT, PARSLEY,
                                    DAVIS & GOTTING, P.C.


                                    /S/ 1ack C. Davis
                                By:  Jack C. Davis
                                Its: President




                     Independent Accountant's Consent



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 21, 1995, in the Proxy Statement for Sand Creek Telephone Company and Prospectus for Sand Creek Communications Company Common Stock.

We are aware of the use of our June 30, 1995 unaudited financial statements of Sand Creek Telephone Company and Sand Creek Communications Company in the Proxy Statement for Sand Creek Telephone Company and Prospectus for Sand Creek Communications Company Common Stock.




/S/

McCARTNEY AND McINTYRE, P.C.

September 21, 1995
Okemos, Michigan



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